Exhibit 99.1
FOR IMMEDIATE RELEASE:                         May 2, 2013
NW Natural Reports First Quarter 2013 Results
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•	Consolidated earnings for the first quarter of 2013 were $1.40 per share on net income of $37.6 million, compared to $1.50 per share on net income of $40.3 million for the first quarter of 2012.

•	Utility customer growth rate was 1.1% for the 12-month period ended March 31, 2013, compared to 0.8% for the 12-month period ended March 31, 2012.

•	Dividend of 45.5 cents per share was declared on the Company's common stock. The Company's indicated annual dividend rate is $1.82 per share.

•	Earnings guidance for 2013 is estimated to be in the range of $2.15 to $2.35 per share.
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PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), posted earnings per share of $1.40 on net income of $37.6 million for the first quarter of 2013, compared to $1.50 per share on net income of $40.3 million for the same period in 2012. Net income was lower primarily due to a decrease in utility margin resulting from revenue timing impacts in this first year following the Oregon rate case.

“We performed well in the quarter, with margins up slightly from the first quarter of 2012, after adjusting for annual timing differences created by the recent rate case,” said Gregg Kantor, President and Chief Executive Officer. “We continue to see modest improvements in customer additions and control over our operations and maintenance costs.”

Financial and operating results

Consolidated income and earnings per share
For the quarter ended March 31, 2013, NW Natural earnings were $1.40 per share on net income of $37.6 million. This compared to the Company's 2012 results of $1.50 per share on net income of $40.3 million. The decrease in net income was primarily due to impacts from the 2012 Oregon rate case, including a decrease in utility margin related to the revenue timing impact of changes in fixed monthly charges and the decoupling baseline in rates, neither of which is expected to impact annual revenues or net income. In addition, the overall revenue reduction was also tied partly to the lower authorized return on equity from the rate case. Partly offsetting these decreases were utility margin gains from customer growth and gas reserve investments, as well as higher net income from gas storage operations.

Results of utility operations
Utility net income results
For the quarter ended March 31, 2013, utility operations provided earnings of $1.34 per share on net income of $36.0 million. This compared to $1.47 per share on net income of $39.5 million for 2012. Net income was negatively affected by a $5.9 million decrease in utility margin, which was primarily attributable to timing differences in this year's first quarter of $2.8 million from the new fixed monthly charges and $2.4 million from the reset of the decoupling baseline for average gas used by utility customers in Oregon. In addition, utility margins decreased by $0.7 million related to the overall revenue requirement decrease from the 2012 Oregon rate case, and by $2.1 million of lower gains from our gas cost incentive sharing mechanism. Partly offsetting these decreases were margin increases of approximately $2 million from customer growth and the rate-base return on our utility's gas reserve investments.

Utility margin results
For the quarter ended March 31, 2013, utility gas sales and transportation deliveries, excluding deliveries of gas stored for others, were 400 million therms, compared to 408 million therms for the same period in 2012, while utility margins were $5.9 million below last year. The 2% decrease in volumes from last year was mainly due to the effects of weather, which was 3% warmer than last year, but 3% colder than average.

Residential and Commercial Sales. Sales to residential and commercial customers for 2013 were 269 million therms, compared to 276 million therms for 2012. The 3% decrease in consumption was due to warmer weather compared to last year, partially offset by increased volumes due to customer growth. Utility margin decreased from $121.4 million for the first quarter of 2012 to $117.4 million for the first quarter of 2013. The timing impacts of changes in fixed monthly charges and decoupling baselines in the 2012 rate case account for most of the decrease in customer margins. However, customer growth and the increase in margin from our gas reserve investments partially offset these timing differences and the impact of the general rate decrease discussed earlier.

NW Natural’s weather normalization mechanism in Oregon adjusted margin down by $5.3 million for the first quarter of 2013 and by $3.8 million for the same period in 2012 due to colder weather than average. The decoupling mechanism adjusted margin up by $4.4 million for the current quarter, compared to a margin increase of $6.7 million for the same period in 2012. As a result of changes to the decoupling baseline for average use per customer included in the 2012 Oregon general rate case, the decoupling mechanism's results this year will not be comparable to last year, although the overall impact on revenues will generally be the same on an annualized basis.

Industrial Sales. Gas deliveries to industrial customers were 132 million therms for the first quarter of 2013 and 2012. Utility margin from industrial customers increased 1% to $7.7 million for the quarter ended March 31, 2013, compared to $7.6 million for the same period in 2012 due to customer growth, partially offset by decreased margins from lower usage by a few large customers during the quarter.

Gas Cost Sharing Mechanism. Under the Company’s regulatory incentive sharing mechanism in Oregon, lower gas costs contributed $0.5 million to margin for the quarter ended March 31, 2013, compared to $2.6 million for the first quarter of 2012.

Utility customer growth
NW Natural's customer growth rate for the trailing 12-month period ended March 31, 2013 was 1.1%, with the Company serving approximately 689,000 customers, compared to a growth rate of 0.8% for the 12-month period ended March 31, 2012. The Company added about 7,400 new customers during the last 12 months, compared to 5,300 customers a year ago.

Gas reserves investment
The Company's gas reserve investment provides long-term gas price stability for our utility customers, and a return on investment for the Company. NW Natural has continued to invest in gas reserves, with $12.3 million invested in the first quarter of 2013. At March 31, 2013, our cumulative net investment in gas reserves was $81.5 million. These reserves hedged approximately 3% of the Company's utility gas supply requirements during the quarter.

Regulatory update
We continue to work through several open dockets with the Public Utility Commission of Oregon (OPUC) including:

•	the Company's request to recover its cost of service related to prepaid pension assets, which is currently under review in a docket involving all Oregon utilities;

•	the OPUC's review of the Company's interstate storage sharing mechanism, for which a docket will be opened to review this sharing arrangement;

•	the OPUC's review of the Company's recovery of working capital related to working gas inventory, which is also currently open and under review; and

•
the Company's request to recover deferred costs related to environmental investigation and remediation under the new Site Remediation and Recovery Mechanism (SRRM), for which the earnings test is being developed in a separate, open proceeding. A prudence review for all past deferred environmental expenditures is also being conducted in this proceeding. Under the mechanism, an annual review for prudency of subsequent spend will be conducted each year.

We expect decisions on these open dockets in 2013 or early 2014.

Results of gas storage operations
For the quarter ended March 31, 2013, the gas storage segment contributed $0.06 per share on net income of $1.6 million, compared to $0.03 per share on net income of $0.8 million for the first quarter of 2012. Gas storage results for 2013 reflected higher operating revenues from Gill Ranch due to additional contracted storage capacity for the 2012-2013 gas storage year.

Consolidated operations and maintenance expense
Consolidated operations and maintenance expense for the quarter ended March 31, 2013 was $33.8 million, compared to $34.4 million for 2012, for a 2% decrease. This decrease was primarily due to a decrease in utility bad debt expense, partially offset by an increase in utility employee related expense.

Cash flows
Cash provided by operations for the quarter ended March 31, 2013 was $106.1 million, compared to $114.1 million for 2012. The decrease was primarily due to a reduction in deferred gas cost savings. The higher amount of deferred gas cost savings in the first quarter of last year was refunded to customers, which reduced cash flows in the second quarter of 2012. Cash requirements for investing activities in the first quarter of 2013 totaled $36.3 million, compared to $37.7 million for 2012, reflecting ongoing investment in gas reserves and our utility plant capital requirements.

Capital structure
NW Natural’s consolidated capitalization at March 31, 2013 reflected 47.9% common equity, 43.8% long-term debt, and 8.3% short-term debt. This compared to 49.6% common equity, 42.8% long-term debt, and 7.6% short-term debt at March 31, 2012.

Revision of prior periods
During the first quarter of 2013, we identified an error in the rate used to calculate interest on regulatory assets. We assessed the materiality of this error on prior period financial statements and concluded it was not material to any prior annual or interim periods; however, the cumulative impact would have been material to the interim period ending March 31, 2013, if corrected in the current period. As a result, in accordance with accounting standards, we have revised our prior period financial statements to correct for this error. This revision resulted in a one cent decrease in earnings per share or a $0.3 million decrease in net income for the first quarter of 2012. For further detail on this revision, see Note 14 in the Form 10-Q for the period ended March 31, 2013, which we expect to file on or about May 2, 2013.

Earnings guidance for 2013
The Company's earnings guidance remains in the range of $2.15 to $2.35 per share for 2013. The Company’s 2013 earnings guidance assumes a continued slow economic recovery and customer growth, average weather conditions, no changes to the recoverability of our regulatory assets, and no significant changes in prevailing legislative and regulatory policies or outcomes.

Dividend declaration
The board of directors of NW Natural declared a quarterly dividend of 45.5 cents a share on the Company’s common stock. The dividends will be payable on May 15, 2013 to shareholders of record on April 30, 2013. The Company’s indicated annual dividend rate is $1.82 per share.

Presentation of results
In addition to presenting results of operations and earnings amounts in accordance with generally accepted accounting principles (GAAP), NW Natural has expressed certain measures in this press release on an equivalent cents per share basis, which are non-GAAP financial measures. These amounts reflect factors that directly impact the Company's earnings. In calculating these financial disclosures, we allocate income tax expense based on the effective tax rate, where applicable. These non-GAAP financial measures should not be used to the exclusion of GAAP financial measures. NW Natural believes that these non-GAAP financial measures provide useful information to the reader by removing the effects of variances in GAAP reported results of operations that we believe are not indicative of fundamental changes in our financial condition or results of operations.

Conference call arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on May 2, 2013 to review the Company's financial and operating results for the three months ended March 31, 2013.

To hear the conference call live, please dial 1-888-317-6016 within the United States and 1-855-669-9657 from Canada. International callers can dial 1-412-317-6016. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10027411). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at www.nwnatural.com.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, hedge efficacy, gas reserves and their financial value and benefit, customer growth, weather, commodity and other costs, customer rates, financial positions, revenues and earnings, dividends, performance, legislative actions and impact, effects of future regulatory proceedings, rate recovery, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors”, and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in the Company’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, and Part II, Item 1A, “Risk Factors”, in the Company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to about 689,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $2.8 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Investor Contact:
Bob Hess
Phone: 503-220-2388
Email: bob.hess@nwnatural.com

Media Contact:
Kim Heiting
Phone: 503-220-2366
Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Comparative Income Statement
(Consolidated - Unaudited)

	Three Months Ended
In thousands, except per share amounts	03/31/13	03/31/12	Change	% Change
Income from operations	$74,206	$78,666	$(4,460)	(6)%
Net income	37,639	40,284	(2,645)	(7)

Diluted average shares of common stock outstanding	26,973	26,862	111	—%
Basic earnings per share of common stock	$1.40	$1.50	$(0.10)	(7)
Diluted earnings per share of common stock	1.40	1.50	(0.10)	(7)

	Twelve Months Ended
In thousands, except per share amounts	03/31/13	03/31/12	Change	% Change
Income from operations	$137,720	$145,649	$(7,929)	(5)%
Net income	56,134	62,508	(6,374)	(10)

Diluted average shares of common stock outstanding	26,916	26,745	171	1%
Basic earnings per share of common stock	$2.09	$2.34	$(0.25)	(11)
Diluted earnings per share of common stock	2.09	2.34	(0.25)	(11)

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (Unaudited)	March 31,	March 31,
In thousands	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$8,337	$4,031
Accounts receivable	84,346	90,817
Accrued unbilled revenue	29,633	44,444
Allowance for uncollectible accounts	(2,116)	(3,694)
Regulatory assets	39,001	90,490
Derivative instruments	8,200	1,824
Inventories	52,004	61,436
Gas reserves	14,286	6,732
Income taxes receivable	2,033	1,735
Other current taxes	12,441	13,075
Total current assets	248,165	310,890
Non-current assets:
Property, plant, and equipment	2,808,673	2,680,537
Less: Accumulated depreciation	824,561	779,683
Total property, plant, and equipment - net	1,984,112	1,900,854
Gas reserves	100,169	61,106
Regulatory assets	384,453	364,132
Derivative instruments	2,836	52
Other investments	68,029	67,648
Restricted cash	4,000	4,000
Other non-current assets	14,735	14,191
Total non-current assets	2,558,334	2,411,983
Total assets	$2,806,499	$2,722,873
Liabilities and equity:
Current liabilities:
Short-term debt	$130,750	$113,700
Accounts payable	77,007	60,165
Taxes accrued	10,262	10,509
Interest accrued	10,952	10,648
Regulatory liabilities	28,239	50,341
Derivative instruments	3,450	53,697
Other current liabilities	41,445	41,503
Total current liabilities	302,105	340,563
Long-term debt	691,700	641,700
Deferred credits and other non-current liabilities:
Deferred tax liabilities	467,360	436,750
Regulatory liabilities	293,135	288,131
Pension and other postretirement benefit liabilities	215,808	189,003
Derivative instruments	642	3,947
Other non-current liabilities	79,112	79,461
Total deferred credits and other non-current liabilities	1,056,057	997,292
Equity:
Common stock	357,957	351,005
Retained earnings	407,738	399,946
Accumulated other comprehensive loss	(9,058)	(7,633)
Total equity	756,637	743,318
Total liabilities and equity	$2,806,499	$2,722,873

NORTHWEST NATURAL GAS COMPANY	Three Months Ended
Consolidated Statements of Cash Flows (Unaudited)	March 31,
In thousands	2013	2012
Operating activities:
Net income	$37,639	$40,284
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	18,807	17,950
Deferred tax liabilities	25,797	26,879
Non-cash expenses related to qualified defined benefit pension plans	1,476	2,007
Contributions to qualified defined benefit pension plans	(1,400)	(13,800)
Deferred environmental expenditures, net of recoveries	(4,482)	(827)
Other	1,836	476
Changes in assets and liabilities:
Receivables	5,281	6,378
Inventories	15,598	12,927
Taxes accrued	1,193	5,072
Accounts payable	(13,781)	(26,050)
Interest accrued	4,999	4,791
Deferred gas costs	1,966	23,663
Other, net	11,189	14,304
Cash provided by operating activities	106,118	114,054
Investing activities:
Capital expenditures	(22,674)	(20,447)
Utility gas reserves	(12,257)	(17,220)
Other	(1,335)	(68)
Cash used in investing activities	(36,266)	(37,735)
Financing activities:
Common stock issued, net	1,115	1,458
Long-term debt retired	—	(40,000)
Change in short-term debt	(59,500)	(27,900)
Cash dividend payments on common stock	(12,248)	(11,913)
Other	195	234
Cash used in financing activities	(70,438)	(78,121)
Decrease in cash and cash equivalents	(586)	(1,802)
Cash and cash equivalents, beginning of period	8,923	5,833
Cash and cash equivalents, end of period	$8,337	$4,031

Supplemental disclosure of cash flow information:
Interest paid	$6,128	$6,148
Income taxes paid	—	101

NORTHWEST NATURAL GAS COMPANY
Financial Highlights (Unaudited)
First Quarter - 2013

	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	March 31,			March 31,
	2013	2012	Change	2013	2012	Change
Operating revenues	$277,861	$309,639	(10)%	$698,829	$822,561	(15)%

Operating expenses:
Cost of gas	142,359	169,755	(16)	327,939	447,653	(27)
Operations and maintenance	33,757	34,432	(2)	128,802	128,662	—
General taxes	8,732	8,836	(1)	30,494	29,952	2
Depreciation and amortization	18,807	17,950	5	73,874	70,645	5
Total operating expenses	203,655	230,973	(12)	561,109	676,912	(17)
Income from operations	74,206	78,666	(6)	137,720	145,649	(5)
Other income and expense, net	520	472	10	3,207	2,293	40
Interest expense, net	11,127	11,191	(1)	43,093	42,830	1
Income before income taxes	63,599	67,947		97,834	105,112
Income tax expense	25,960	27,663	(6)	41,700	42,604	(2)
Net income	$37,639	$40,284	(7)	$56,134	$62,508	(10)
Common shares outstanding:
Average for period, basic	26,929	26,781		26,868	26,687
Average for period, diluted	26,973	26,862		26,916	26,745
End of Period	26,948	26,798		26,948	26,798
Earnings per share:
Basic	$1.40	$1.50	(7)%	$2.09	$2.34	(11)%
Diluted	1.40	1.50		2.09	2.34
Dividends declared per share of common stock	0.455	0.445		1.80	1.76
Book value per share, end of period	28.08	27.74		28.08	27.74
Market closing price, end of period	43.82	45.40		43.82	45.40
Balance sheet data, end of period:
Total assets	$2,806,499	$2,722,873		$2,806,499	$2,722,873
Total equity	756,637	743,318		756,637	743,318
Long-term debt	691,700	641,700		691,700	641,700
(including amounts due in one year)
Operating statistics:
Customers, end of period	689,199	681,794	1.1%	689,199	681,794	1.1%
Utility volumes, therms:
Residential and commercial sales	268,664	276,159		630,390	683,899
Industrial firm	9,480	10,619		33,793	37,327
Industrial interruptible	17,069	17,730		58,899	59,601
Transportation	104,977	103,651		380,718	378,272
Total utility volumes sold and delivered	400,190	408,159		1,103,800	1,159,099
Utility operating revenues:
Residential and commercial sales	$256,366	$287,014		$611,689	$737,764
Industrial firm	6,782	8,309		23,977	30,051
Industrial interruptible	8,125	10,048		27,015	34,539
Transportation	4,118	3,954		15,742	15,800
Regulatory adjustment for income taxes paid	—	—		—	(7,448)
Other revenues	1,529	1,435		6,029	4,546
Less: Revenue taxes	7,261	7,855		17,836	20,641
Total utility operating revenues	269,659	302,905		666,616	794,611
Less: Cost of gas	142,359	169,755		327,939	447,653
Utility margin	$127,300	$133,150		$338,677	$346,958
Degree days:
Average (25-year average)	1,855	1,886		4,248	4,285
Actual	1,904	1,954		4,102	4,632
Percent colder (warmer) than average weather	3%	4%		(3)%	8%